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                                                                  EXHIBIT 4.3

                             [STATE OF CALIFORNIA LOGO]


                               SECRETARY OF STATE


     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.



                                             IN WITNESS WHEREOF, I execute
                                                this certificate and affix
                                                the Great Seal of the State
                                                of California this



                                              Sept. 08 1998
                                              ---------------------------------



                                              /s/ BILL JONES
                                              ---------------------------------
[SEAL]                                            Secretary of State

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                                                             A0513452

                                                         ENDORSED - FILED
                                                       IN THE OFFICE OF THE
                                                        SECRETARY OF STATE
                                                    OF THE STATE OF CALIFORNIA

                                                           AUG 28 1998

                                                  BILL JONES, SECRETARY OF STATE



                         CERTIFICATE OF DETERMINATION OF
                             MUSTANG SOFTWARE, INC.

     JAMES A. HARRER and DONALD M. LEONARD certify that:

     1. They are the President and Chief Financial Officer of Mustang Software, Inc., a California corporation (hereinafter referred to as "the Company").

     2. The Company is authorized to issue 10,000,000 shares of Preferred Stock, none of which has been issued. The Company is authorized to issue 15,246 shares of Series A Preferred Stock, none of which has been issued.

     3. The following resolution was duly adopted by the Board of Directors:

WHEREAS, the board of directors is authorized by the Articles of Incorporation to divide the Preferred Stock into any number of series, and to fix the designation and number of shares of such series, and to determine the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock,

BE IT RESOLVED, that the Board of Directors hereby establishes a series of Preferred Stock, designated Series A Preferred Stock, and the number of shares of such series shall be 15,246.

RESOLVED FURTHER, that the rights, preferences, privileges and restrictions of the Series A Preferred Stock shall be as follows:

I.   Dividends.

     The Series A Preferred Stock shall not be entitled to receive dividends.

II.  Liquidation, Dissolution or Winding Up

       A. Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution may be made with respect to the Company's Common Stock or any other series of capital stock, holders of each share of Series A Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders $100 plus 5 percent per annum thereon from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company ( the "Liquidation Amount").

     B. If the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Liquidation Amount to which they shall be entitled, then the entire assets and funds of the Company shall be distributed ratably to the holders of shares of Series A Preferred Stock



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     C. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Common Stock and any other classes or series of Preferred Stock of the Company in accordance with their respective terms.

III. Voting. Holders of Series A Preferred Stock shall have no voting rights except as expressly required by law or as expressly provided herein.

IV. Conversion of Series A Preferred Stock. The holder of Series A Preferred Stock shall have the right, at such holder's option, to convert the Series A Preferred Stock into shares of Common Stock, on the following terms and conditions:

     A. Conversion. Subject to the provisions of Section IV. M hereof, at any time or times from and after the ninetieth day after the Issuance Date, any holder of the Series A Preferred Stock shall be entitled to convert any whole number of shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock, which is determined by dividing (x) $100 plus five percent per annum thereon from the Issuance Date (as defined below) to the Trading Day immediately prior to the Conversion Date (as defined below), by (y) the Conversion Price (as defined below) (the "Conversion Rate").

     B. Certain Definitions. For purposes of this Certificate of Determination, the following terms shall have the following meanings:

           A "Business Day" shall be any day other than a Saturday, Sunday, national holiday or a day on which the New York Stock Exchange is closed.

          The "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price for such security on the Nasdaq Stock Market as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq Stock Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the OTC Electronic Bulletin board for such security as reported by Bloomberg, or, the last closing trade price of such security as reported by Bloomberg, or, if no last closing bid or trade price is reported for such security by Bloomberg, the closing bid price shall be determined by reference to the closing bid price as reported on the Principal Market, and if not so reported shall be determined from the average of the bid prices of any market makers for such security as reported in the "pink sheets" published by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually



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agreed by the Company and the holders of two thirds of the outstanding shares of
Series A Preferred Stock.

          The "Conversion Price" shall mean, as of any Conversion Date (as defined below) the lesser of (i) one hundred (100%) percent of the Closing Bid Price of the Common Stock on the Trading Day immediately preceding the Issuance Date, or (ii) ninety percent (90%) of the average of the four lowest Closing Bid Prices of the Common Stock during the ten (10) day trading period (the "Lookback Period") immediately preceding the Conversion Date (the "Market Price"). The Lookback Period shall be increased by two Trading Days every month commencing on the first Trading Day of the fourth month after the Issuance Date, and continue to increase by two Trading Days every month thereafter that the Series A Preferred Stock is outstanding until the Lookback Period equals a maximum of thirty Trading Days.

           "Effective Date" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a Registration Statement registering the resale of two hundred (200%) percent of the number of shares of Common Stock issuable (irrespective of any shareholder approval requirement) upon conversion of all of the Series A Preferred Stock outstanding on the Trading Day immediately preceding the day such Registration Statement is filed.

           The "Issuance Date" shall mean, with respect to each share of Series A Preferred Stock, the date of issuance of the applicable share of Series A Preferred Stock.

           A "Trading Day" shall mean a day on which the New York Stock Exchange is open.

           The "Principal Market" shall mean the Nasdaq National Market, the Nasdaq Small Cap Stock Market, the American Stock Exchange, the OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., the "pink sheets" published by the National Quotation Bureau, Inc., or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

     C. Accrual Deduction. In the event the Market Price is greater than $2.8125, then the number of shares of Common Stock to be issued upon the conversion of the Series A Preferred Stock shall be reduced by the number of shares of Common Stock derived from the following formula:

   ((100 x Market Price) / $1.875) - 150) / (Market Price x 2)

     D. Exercise of Conversion Rights. Holders of Series A Preferred Stock may exercise their right to convert the Series A Preferred Stock by telecopying an executed and completed notice of conversion (the "Notice of Conversion") to the Company and delivering to Company the original Notice of Conversion and the certificate representing the Series A Preferred Stock being converted by reputable overnight courier. Each business date on which a Notice of Conversion is telecopied to and received by the Company along with a copy of the originally executed Series A Preferred Stock certificates in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will



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transmit, or instruct its transfer agent to transmit, the certificates representing shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock (together with the certificates representing the share or shares of Series A Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within three (3) Business Days after the Conversion Date, provided the Company has received the original Notice of Conversion and Series A Preferred Stock certificate being so converted on or before the close of business of the second Business Day after the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series A Preferred Stock, in the event that the Company fails to deliver, such shares of Common Stock within such three (3) Business Day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series A Preferred Stock certificates representing the portion of the Series A Preferred Stock converted shall be delivered as follows:

          To the Company:

               Mustang Software, Inc.
               6200 Lake Ming Road
               Bakersfield, California 93306
               Attention:  Don Leonard
               Telephone:  (805) 873-2580
               Facsimile:  (805) 873-2474

           In the event that shares representing the Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Shares") are not delivered by the Company within three (3) Business Days after the Conversion Date, the Company shall pay to the holders thereof, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each shares of Series A Preferred Stock sought to be converted, $0.50 for each of the first ten (10) days and $1.00 for each day thereafter that the Conversion Shares are not delivered.

          Such liquidated damages shall run from the fourth (4th) Business Day after the Conversion Date. Any and all payments required pursuant to this paragraph shall be payable only in cash.

     E. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event, the holders of Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holders would have received had their shares of Series A Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.










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     F. Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series A Preferred Stock after the Reorganization, to the end that the provisions of this Section (including adjustment of the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

     G. Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number or shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

     H. Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series A Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series A Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series A Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

     I. Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. The Company shall round such fraction of a share of Common Stock up to the nearest whole share.

     J. Partial Conversion. In the event some but not all of


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the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

     K. Automatic Conversion. Each share of Series A Preferred Stock outstanding two years from the Issuance Date shall automatically be converted into Common Stock on such date at the Conversion Price and such date shall be deemed the Conversion Date with respect to such shares.

     L. Taxes. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of the Series A Preferred Stock.

     M. Conversion Restrictions. Holders may not convert shares of Series A Preferred Stock unless and until the Company receives shareholder approval for the below market issuance of the Common Stock and the Common Stock issuable upon the exercise of the Warrants and conversion of the Series A Preferred Stock, of more than 20% of the outstanding shares of Common Stock on the initial Issuance Date, provided, however, that the foregoing restriction shall not apply in the event the Common Stock is not listed on The Nasdaq Stock Market or the rules of the Principal Market do not otherwise require shareholder approval for the below market issuance of the Common Stock and the Common Stock issuable upon the exercise of the Warrants and conversion of the Series A Preferred Stock, of more than 20% of the outstanding shares of Common Stock immediately prior to the initial Issuance Date. Subject to the provisions of the foregoing sentence each holder may convert no more than one third of the number of shares of Series A Preferred Stock originally issued to it for each 30 calendar day period, which shall be cumulative such that if a holder does not convert any shares of Series A Preferred Stock in one 30 calendar day period, it may then convert up to two thirds during the subsequent 30 day period.

V. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

VI. Reservation of Shares. The Company shall, so long as any of the Series A Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series A Preferred Stock are at any time convertible and if at any time the number of authorized but


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unissued shares of Common Stock shall not be sufficient to maintain such number of shares of Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VII.   Restrictions and Limitations.

       A. Corporate Action. Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of at least two thirds of the then outstanding shares of Series A Preferred Stock, voting as a separate class take any action that would adversely affect the rights, preferences or privileges of the holders of Series A Preferred Stock.

       B. Protective Provisions. Without limiting the generality of the preceding paragraph, the Company shall not so long as any shares of Series A Preferred Stock remain outstanding amend its Articles of Incorporation without the approval by the holders of at least two thirds of the then outstanding shares of Series A Preferred Stock if such amendment would:

          1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock;

          2. reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company,

          3. cancel or modify the conversion rights of the holders of Series A Preferred Stock provided for in Section IV herein;

          4. cancel or modify the rights of the holders of the Series A Preferred Stock provided for in this Section.

VIII. No Dilution or Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Determination set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall


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expressly assume in writing and will be bound by all of the terms of the Series
A Preferred Stock set forth herein.

IX.   Notices of Record Date. In the event of:

          1. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

          2. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

          3. any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) Business Days prior to the date specified in such notice on which such action is to be taken.

We declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of own knowledge.

Dated: August 27, 1998
                                         /s/ JAMES A HARRER
                                        ___________________________________
                                                  James A. Harrer


                                        /S/ DONALD M. LEONARD
                                        ___________________________________
                                                 Donald M. Leonard